As filed with the Securities and Exchange Commission on March 11, 2004

Registration No. 333-112464

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MECHANICAL TECHNOLOGY INCORPORATED

(Exact name of registrant as specified in its charter)
New York (State or other jurisdiction of incorporation or organization)

3829, 3629

(Primary Standard

Industrial Classification Code Number)

431 New Karner Road

Albany, New York 12205

(518) 533-2200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

_________________

Dale W. Church

Chief Executive Officer

Mechanical Technology Incorporated

431 New Karner Road

Albany, New York 12205

(518) 533-2200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

_________________

Copies to:

14-1462255 (I.R.S. Employer Identification No.)
Catherine S. Hill, Esq. General Counsel Mechanical Technology Incorporated 431 New Karner Road Albany, New York 12205 (518) 533-2200	Knute J. Salhus, Esq. Wilmer Cutler Pickering LLP 399 Park Avenue New York, New York 10022 (212) 230-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

_________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock ($1.00 par value per share)	6,384,790	$6.82	$43,544,267.80	$5,517.06(3)

(1) This Registration Statement registers (a) 1,418,842 shares of common stock issued to the selling security holder on January 29, 2004 and (b) 4,965,948 shares of common stock representing the Registrant's estimate of the number of shares that may be issuable upon the exercise of certain additional investment rights issued to the selling security holders on January 29, 2004 and in certain other instances pursuant to the agreement with the selling security holders described in the prospectus that is a part of this Registration Statement. Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also registers such additional shares of common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933. Based on the average of the high and low sales price for the Common Stock on February 2, 2004.

(3) Previously paid in connection with the initial filing of this Registration Statement on February 3, 2004.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

6,384,790 Shares

Mechanical Technology Incorporated

[Insert Mechanical Technology Incorporated Logo]

Common Stock

On January 29, 2004, we issued to Fletcher International, Ltd. in a private placement (1) 1,418,842 shares of our common stock for an aggregate purchase price of $10 million, or $7.048 per share, and (2) rights to purchase an additional $26 million of our common stock. Under the agreement, we agreed to file a registration statement to permit the selling security holders named in this prospectus to sell the number of shares of common stock indicated in this prospectus that are issued to the selling security holders. The selling security holders named in this prospectus may offer and sell these shares of common stock from time to time.

The selling security holders or their pledges, donees, transferees or other successors in interest may, but are not required to, sell their common stock in a number of different ways and at varying prices. See "Plan of Distribution" on page 21 for a further description of how the selling security holders may dispose of the shares covered by this prospectus.

We will not receive any of the proceeds from sales of common stock made by the selling security holders pursuant to this prospectus, but we may receive the exercise price if Fletcher International, Ltd. exercises its additional investment rights to obtain additional shares of common stock.

Our common stock is listed on the Nasdaq National Market under the symbol "MKTY." On March 10, 2004, the last reported sale price of our common stock was $5.19.

Investing in our common stock involves risks. You should review carefully and consider the information described under the heading "Risk Factors" on pages 8 through 19.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________________________________________________________________________

The date of this prospectus is March __, 2004.

Table of Contents

You should rely only on the information incorporated by reference or contained in this prospectus and any prospectus supplement. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus or any prospectus supplement. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any prospectus supplement is correct only as of the date of this prospectus or such prospectus supplement relating to the offering, respectively, regardless of the time of the delivery of this prospectus or any prospectus supplement or any sale of these securities.

About this Prospectus

This prospectus is part of a resale registration statement. The selling security holders may sell some or all of their shares in one or more transactions from time to time.

You should rely only on the information contained or incorporated by reference in this prospectus and, if applicable, any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information we file with the SEC and incorporate by reference in this prospectus and any prospectus supplement, is accurate only as of the date of the documents containing the information.

The Company

Our Company is primarily engaged in the development and commercialization of direct methanol micro fuel cells, or DMFCs, through its subsidiary MTI MicroFuel Cells Inc. and the development and sales of precision instruments through its subsidiary MTI Instruments, Inc. Our Company also co-founded and retains an interest in Plug Power Inc., a designer and developer of on-site energy systems based on proton exchange membrane fuel cells that lists its common stock on the Nasdaq National Market under the symbol "PLUG."  We refer to MTI Micro Fuel Cells Inc., MTI Instruments, Inc. and Plug Power Inc. in this prospectus as MTI Micro, MTI Instruments and Plug Power, respectively.

MTI Micro is commercializing its micro fuel cell power systems as potential future power sources for portable electronics in consumer, commercial and military markets, with an initial product launch planned for the end of 2004.

MTI Instruments specializes in the design, manufacture and sale of high-performance test and measurement instruments and systems. MTI Instruments' three product groups provide portable balancing systems for aircraft engines; electronic, computerized general gaging instruments for position, displacement and vibration applications; and semiconductor products for wafer characterization of semi-insulating and semiconducting wafers. MTI Instruments' largest customers include industry leaders in the computer, electronic, semiconductor, automotive, aerospace, aircraft and bioengineering fields.

The mailing address of our principal executive offices is 431 New Karner Road, Albany, New York 12205, and our telephone number is (518) 533-2200. Our website can be found at www.mechtech.com. Information on this website is not incorporated by reference in this prospectus.

Recent Developments

Private Placement

Overview

On January 29, 2004, we issued to Fletcher International, Ltd., or Fletcher, in a private placement (1) 1,418,842 shares of our common stock for an aggregate purchase price of $10 million, or $7.048 per share, and (2) rights to purchase up to an additional $26 million of our common stock and in certain instances up to 3,000,000 shares of Plug Power common stock owned by us, which rights are referred to in this prospectus as the additional investment rights. We agreed to file with the SEC the registration statement, of which this prospectus is included, within thirty (30) days following such issuance to permit Fletcher to re-sell the shares of our common stock issued to Fletcher and any shares of our common stock that Fletcher may acquire in the future upon exercise of its additional investment rights or upon the occurrence of certain other events.

Additional Investment Rights

The additional investment rights provide Fletcher with the right, but not the obligation, to purchase up to an additional $8 million of our common stock at any time prior to ninety business days after the effective date of the registration statement, of which this prospectus is included, at a price per share equal to $7.048. In addition, in the event Fletcher exercises in full such $8 million investment right, Fletcher shall have the right, but not the obligation, to purchase, in a single purchase or multiple purchases, up to an additional $18 million of our common stock at any time prior to December 31, 2006, which date may be extended in the event that we have not satisfied our contractual obligations with respect to the registration for resale of common stock issued or issuable to Fletcher. If Fletcher exercises such rights prior to December 31, 2005, the investment shall be at a per share price equal to $7.048.

After December 31, 2005 (including during any extension of the original investment term), the investment right shall be at a price per share equal to the lesser of $7.048 and the prevailing price of our common stock as of five business days prior to the delivery of the exercise notice. As used herein, a prevailing price is the average of the daily volume-weighted average price per share of common stock during the sixty-business-day period ending three days prior to the date Fletcher elects to exercise such right, provided however that the price may not exceed the average of the daily volume-weighted average prices for any ten business days within such sixty-business-day period. Each of the above referenced per share exercise prices for the additional investment rights is subject to adjustment as described below under "Adjustment Provisions."

The table below illustrates the number of shares Fletcher would receive upon exercise of its $18 million additional investment right during 2006 assuming that the price of our common stock at the time of exercise is as set forth in the table. The closing price per share of our common stock on March 10, 2004 was $5.19 per share. Note that our agreement with Fletcher provides that the maximum number of shares we could potentially issue to Fletcher is 11,107,214 shares, and hence the number of shares issuable if our stock price is $1.50 reflects the difference between (x) such maximum number and (y) the sum of (A) 1,418,842 (representing the shares issued to Fletcher on January 29, 2004) and (B) the number of shares issued in connection with Fletcher's exercise of the first $8 million of additional investment rights.

Shares Issuable in
Exchange for $18
MTI price	Million Investment
$6.00	3,000,000
$4.50	4,000,000
$3.00	6,000,000
$1.50	8,553,298

Plug Power Shares

At the time of the consummation of the private placement, we deposited into escrow 3,000,000 shares of common stock of Plug Power owned by us. Commencing immediately after the SEC declares effective the registration statement, of which this prospectus is included, 250,000 of such shares will be released from escrow to us, on a monthly basis, in the event that on any day during such month, the prevailing price of our common stock exceeds $6.343 (which price may be adjusted to reflect stock splits, recombinations, stock dividends or the like). If Fletcher does not exercise its right to purchase the first additional $8 million of our common stock, all of such Plug Power shares shall be released from escrow to us. If, however, Fletcher does exercise such right, then at any time during the month of June 2005, Fletcher may purchase from us a number of shares of Plug Power common stock equal to $10,000,000 divided by the prevailing price per share of Plug Power common stock, but only to the extent of the number of shares remaining in escrow.

The exercise price for the Plug Power investment right is $10,000,000 less the positive difference between $18,000,000 and the product of the sum of 1,418,842 and the quantity of shares purchased in the exercise of the first $8 million of additional investment rights multiplied by the prevailing price per share of our common stock on the date Fletcher elects to exercise such right, all divided by the quotient obtained by dividing 10,000,000 by the prevailing price of Plug Power common stock on the date Fletcher elects to exercise such right.

As a result of this exercise price calculation, we may be required to sell shares of Plug Power at a discount to prices we would otherwise obtain in sales at market prices. The table below illustrates such potential discounts based on assumed decreases in our stock price from $6.00 (which, for the purposes of this illustration, serves as an approximation of the price of our common stock as of the date we filed the registration statement, of which this prospectus is included), and an assumed price of Plug Power stock at the time of exercise. Note that Fletcher's right to purchase Plug Power shares is conditioned on the exercising of Fletcher's first $8 million of additional investment rights.

	Assumed	Effective	Percentage
MTI	Plug	Exercise	Discount	Plug Shares	Proceeds to
Price	Price	Price	to Market	Purchased	MTI
$6.00	$7.00	$5.13	27%	1,428,571	$7,323,496
$4.50	$7.00	$2.44	65%	1,428,571	$3,492,622
$3.00	$7.00	$ -	100%	1,428,571	$ -
$1.50	$7.00	$ -	100%	1,428,571	$ -

Adjustment Provisions

Our agreement with Fletcher also provides that we may be required to issue additional shares to Fletcher, reduce the exercise prices described above for the additional investment rights and/or extend the investment term upon the occurrence of certain events (each as more fully described below) including:

- a restatement of our financial results,

- a change in control of our company,

- a future issuance of our capital stock at a price less than $7.048, or

- our failure to maintain the effectiveness of the registration statement, of which this prospectus is included, as well as our failure to satisfy the other requirements relating to registration.

Restatement. In the event we restate any portion of our financial statements prior to January 29, 2005, or prior to the first anniversary of the closing of any additional investment, as the case may be, the exercise price for the additional investment rights will be adjusted to equal the prevailing price of our common stock sixty days after we restate our financial statements. In addition, with respect to any investments made prior to the time of the restatement, Fletcher will receive additional shares of common stock such that all such investments will have been effectively made at such adjusted exercise price.

Change in Control. In the event of a change of control of our company prior to sixty days after the expiration of the additional investment term, we may have to issue additional shares of our common stock to Fletcher and the additional investment rights (including the right to purchase the Plug Power shares) may be accelerated. If the consideration per share paid to our shareholders in the change of control transaction is less than twice the amount of the price per share paid by Fletcher for any of its investments pursuant to the agreement with Fletcher or the certificate of additional investment rights, then we must issue to Fletcher a number of shares of our common stock such that all of its investments will have been effectively made at a price per share equal to such per share change of control consideration multiplied by 0.5. In addition, if our shareholders have not approved the transaction with Fletcher prior to a change of control of our Company, Fletcher may make a net basis settlement with respect to its additional investment rights. The mechanics of a net basis settlement are described below under "Net Basis Settlement."

Dilutive Issuances. If on or prior to December 31, 2004 we issue any equity securities at a price below $7.048, then we must issue to Fletcher a number of additional shares to reflect the number of shares it would have acquired if its purchase price was such lower price and adjust the exercise price for the additional investment rights to such lower price. In addition, if after December 31, 2004 and prior to January 1, 2006 we issue any equity securities at a price below $7.048, the exercise price for the additional investment rights shall be adjusted to provide Fletcher "weighted average" anti-dilution protection and we must issue to Fletcher a number of additional shares such that all prior investments will have been effectively made at such adjusted exercise price.

Registration Obligations. In the event we fail to satisfy our contractual obligations to register for resale shares of common stock issued or issuable to Fletcher, then we must issue to Fletcher a number of additional shares to reflect the number of shares it would have acquired if its purchase price was based on the actual exercise price reduced by five percent for each month in which we fail to satisfy our obligations and adjust the exercise price for the additional investment rights to such lower price. In addition, such failure will result in an extension of the investment term for each day we fail to satisfy our registration obligations. These registration obligations include, among other things, maintaining the effectiveness of the registration statement, of which this prospectus is included, and registering for resale all shares that may be issued to Fletcher.

Net Basis Settlement

We are obligated under the agreement with Fletcher to seek shareholder approval of the issuance of more than 19.99 percent of our common stock pursuant to our transactions with Fletcher. In the event we do not obtain such shareholder approval, or in the event a change in control of our Company occurs prior to obtaining such shareholder approval, and as a result of the exercise of the additional investment rights, we would have issued more than 19.99 percent of our common stock, Fletcher will be entitled to a "net basis settlement", whereby it receives a certain number of shares of common stock, without any cash payment by Fletcher, representing the difference between the market value of the additional investment rights as of three business days prior to the date Fletcher elects to exercise such additional investment rights and the investment purchase price. Such number of shares shall equal the quotient obtained by dividing "X" by the closing price of our common stock on the date three days prior to Fletcher exercising an additional investment right (such price is referred to herein as the net basis price), where "X" is the product of (1) the additional investment amount, divided by the additional investment exercise price, multiplied by (2) the amount by which the net basis price exceeds the additional investment exercise price.

Other

The agreement also provides Fletcher certain other rights including, but not limited to, indemnification rights with respect to (1) breaches of representations, warranties and covenants contained in the agreements with Fletcher, and (2) misstatements in or omissions from this prospectus and the registration statement of which this prospectus is included as described under "Plan of Distribution" contained herein.

Risk Factors

An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our common stock. You should also carefully consider other information contained, or incorporated by reference, in this prospectus, as well as in any prospectus supplement, in evaluating our company, our business and our prospects. The actual results of our business could differ materially from those described as a result of these risk factors. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

In connection with the January 2004 private placement, we may have to (1) sell shares of our common stock at prices which result in substantial dilution to our shareholders, and (2) issue additional shares of our common stock to Fletcher without any payment required by Fletcher, which would cause our shareholders to suffer additional dilution.

The January 2004 private placement transaction provides Fletcher additional investment rights to purchase (1) $8 million of our common stock at a price equal to $7.048 per share (subject to adjustment) and (2) in the event that Fletcher purchases such amount, an additional $18 million of our common stock at a price equal to $7.048 per share (subject to adjustment) or if Fletcher exercises the right after December 31, 2005, at the lower of $7.048 per share (subject to adjustment) and the prevailing price (subject to adjustment) of our common stock as of five business days prior to the time Fletcher exercises its additional investment rights. Any exercise of the additional investment rights could result in sales of our common stock at prices that are below the market price for our common stock at the time the investment right is exercised and any exercises during 2006 could result in sales of our common stock at prices we might otherwise not be willing to sell such shares, and could result in substantial dilution to our shareholders.

Our agreement with Fletcher also provides that Fletcher will receive additional shares of our common stock with respect to shares it already owns, and the exercise price and term relating to unexercised additional investment rights will be adjusted to the benefit of Fletcher, each upon the occurrence of certain events or circumstances, some of which are beyond our control, including:

- issuances of our equity securities at a price below $7.048 per share (which is the price Fletcher paid in connection with its initial $10 million investment);

- our failure to satisfy certain requirements relating to registering the resale of shares issued or issuable to Fletcher pursuant to the securities laws;

- a change in control of our company; and

- a restatement of our financial results.

In addition, in the event that we do not obtain shareholder approval on or before July 15, 2004, of the issuance to Fletcher of more than 19.99 percent of our common stock, or in the event a change in control of our company occurs prior to obtaining such shareholder approval, Fletcher shall be entitled to a "net basis settlement" whereby it would receive a certain number of shares of our common stock representing the difference between the market value of the additional investment rights as of three business days prior to Fletcher exercising such rights and the exercise price for such rights for which Fletcher would not be required to make any payment. By way of example, in the event that Fletcher elects to invest an additional $10 million, and assuming for purposes of this example that (a) our stock price at the time of exercise is $10 per share, (b) there have no adjustments to the exercise price and (c) Fletcher elects a net basis settlement, Fletcher would be entitled to receive 418,842 shares of our common stock without any payment.

In any event, 11,107,214 shares is the maximum number of shares of our common stock we may be required to issue to Fletcher, which amount includes the 1,418,842 shares issued on January 29, 2004.

In connection with the January 2004 private placement, we may have to sell shares of Plug Power common stock at a price below the market value of such shares, which sales would reduce the value of our assets.

Pursuant to our agreement with Fletcher, we deposited 3,000,000 shares of Plug Power common stock in escrow to satisfy our potential obligation to sell such shares to Fletcher. The number of shares Fletcher may purchase and the exercise price for those shares, are subject to fluctuation based on the market price of our common stock and the market price of Plug Power stock. Accordingly, Fletcher may, in certain instances, purchase shares of Plug Power common stock either at a price below the fair market value of such shares, thereby reducing the value of our assets, or even if based on the market price of Plug Power shares, at a price at which we would not desire to sell such shares.

We may be unable to raise additional capital to complete our product development and commercialization plans and the failure to complete such development and commercialization plans will adversely affect our business plans, prospects, results of operations and financial condition.

Our cash requirements depend on numerous factors, including completion of our product development activities, ability to commercialize our micro fuel cell systems and market acceptance of our systems. We expect to devote substantial capital resources to continue development programs and establish third party manufacturing, product development and distribution relationships, including with respect to our strategic alliance with The Gillette Company. We believe that we will need to raise additional funds to achieve commercialization of our micro fuel cell products. However, we do not know whether we will be able to secure additional funding, or funding on acceptable terms, to pursue our commercialization plans. We can raise funds in four ways: sale of certain of our Plug Power shares, sale of our Company's stock, sale of MTI Micro stock and sale of other assets. Pursuant to our agreement with Fletcher, we deposited 3,000,000 shares of Plug Power common stock in escrow to satisfy our potential obligation to sell such shares to Fletcher. Fletcher may, in certain instances, purchase shares of Plug Power common stock at a price below the fair market value of the Plug Power shares at the time of purchase. In the event we are unable to have all the Plug Power shares released from escrow and Fletcher exercises its right to purchase the Plug Power shares, our ability to sell Plug Power shares will be reduced. In addition, although Fletcher has the right to invest up to an additional $26,000,000 in our common stock, there can be no assurances that Fletcher will exercise such right. If Fletcher does not exercise its additional investment rights and the price of Plug Power common stock decreases significantly, we may be forced to increase the number of Plug Power shares sold, or reduce spending on micro fuel cell development. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders will be reduced. If adequate funds are not available to satisfy either short or long-term capital requirements, we may be required to limit operations in a manner inconsistent with our development and commercialization plans, which would negatively affect our business plans, prospects, results of operations and financial condition in future periods.

We may not successfully develop our new technology and the failure to do so will adversely affect our business plans, prospects, results of operations and financial condition.

Direct methanol fuel cells, or DMFCs, are a new technology with many technical and engineering challenges still to be resolved. We cannot assure that we will be able to successfully resolve the technical and engineering challenges of DMFCs, or if we are successful, that such solutions will be commercially viable. Resolution of these technical and engineering issues requires substantial resources including financial, managerial and technical resources. We cannot assure that all the necessary resources will be available to the degree, and at the times, they are needed. If we are unable to successfully develop DMFCs, our business plans, prospects, results of operations and financial condition would be materially adversely affected.

Current commitments for joint development, distribution, marketing and investment by Gillette and its Duracell division may be subject to early termination and any such early termination will have material adverse consequences on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

Gillette and its Duracell division's commitments in the strategic alliance agreement and the other agreements entered into as a part of the strategic alliance transaction (including those commitments relating to joint development, distribution, marketing and investment) with MTI Micro are subject to early termination. Either MTI Micro or Gillette may terminate the strategic alliance agreement, which includes obligations for joint development, distribution and marketing, for cause at any time or without cause if the parties cannot jointly agree on a mass-market consumer application to target. Gillette may also terminate the strategic alliance agreement without cause prior to incurring the expense of establishing manufacturing capabilities for fuel refills. In addition, the strategic alliance agreement is subject to commercial and technical milestones. If MTI Micro, or Gillette, fails to meet such milestones, the strategic alliance agreement may be terminated.

The investment agreement with Gillette may be terminated if the strategic alliance agreement is terminated. In addition, any future investment by Gillette is conditioned upon MTI Micro reaffirming that the representations and warranties in the investment agreement are true as of the date of such investment. These representations and warranties include statements concerning ownership of intellectual property, and affirmations that MTI Micro is not infringing on the intellectual property of others and others are not infringing on MTI Micro's intellectual property. At this time we cannot determine whether MTI Micro will be able to make these statements as of the date of any potential future investments by Gillette, and the inability to make such statements could result in Gillette terminating the investment agreement.

Termination of MTI Micro's agreements with Gillette and its Duracell division would have material adverse consequences on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

MTI Micro may not be able to achieve commercialization of its products on the timetable it anticipates, or at all, and any such delay or failure would have material adverse consequences on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

We cannot guarantee that MTI Micro will be able to develop commercially viable DMFC products on the timetable it anticipates, or at all. The commercialization of DMFC products requires substantial technological advances to improve the efficiency, functionality, reliability, cost and performance of these systems and products and to develop commercial volume manufacturing processes for these systems and products. We cannot guarantee that MTI Micro will be able to develop the technology necessary for commercialization of its DMFC products, or acquire or license the required technology from third parties. Developing the technology for high-volume commercialization requires substantial capital, and we cannot assure you that we will be able to generate or secure sufficient funding on terms acceptable to us, or at all, to fund MTI Micro's high-volume commercialization plans. In addition, before MTI Micro releases any product to market, it plans to conduct numerous field tests. These field tests may encounter problems and delays for a number of reasons, many of which are beyond MTI Micro's control. If these field tests reveal technical defects or reveal that MTI Micro's products do not meet performance goals, including useful life and reliability, the commercialization schedule could be delayed and potential purchasers may decline to purchase MTI Micro's systems and products, which in each case would have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

The commercialization of MTI Micro's DMFC products also depends upon MTI Micro's ability to significantly reduce the costs of these systems and products, since they are currently substantially more expensive than systems and products based on existing technologies, such as rechargeable batteries. We cannot assure you that MTI Micro will be able to sufficiently reduce the cost of these systems and products without reducing their performance, reliability and longevity, which would adversely affect consumers' willingness to buy our systems and products and therefore materially adversely affect MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

In addition, when, if ever, MTI Micro launches any product where Gillette acts as the fuel refill distributor, Gillette has the ability to refuse to manufacture and distribute the fuel refill if MTI Micro's DMFC does not meet minimum quality, reliability, performance and safety standards. We cannot at this time determine what those minimum standards are or if it will be able to meet those standards within the time periods permitted by the agreements with Gillette, or if ever, and the failure to meet such standards and Gillette's potential refusal to manufacture the fuel refill would have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

Gillette may not be able to achieve commercialization of fuel refills on the timetable we anticipate, or at all, and the delay or failure to achieve such commercialization would have material adverse consequences on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

We cannot guarantee that Gillette will be able to, or will choose to, develop, acquire or license commercially viable fuel refills for DMFC products on the timetable we anticipate, or at all. The commercialization of fuel refills for DMFC products requires substantial technological advances to improve the efficiency, functionality, reliability, cost and performance of these systems and products and to develop commercial volume manufacturing processes for these systems and products. Gillette's failure to supply fuel refills would have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

A viable market for micro fuel cell systems may never develop or may take longer to develop than we anticipate. If a market for fuel cells does not develop or is delayed, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Micro fuel cell systems for portable electronic devices represent an emerging market, and we do not know the extent to which our targeted distributors and resellers will want to purchase them and whether end-users will want to use them. The development of a viable market for our systems may be impacted by many factors that are out of our control, including:

- the cost competitiveness of other micro fuel cell systems,

- the future costs of materials used to build our systems,

- consumer reluctance to try a new product,

- consumer perceptions of our systems' safety,

- regulatory requirements, and

- the emergence of newer, more competitive technologies and products.

If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our product and we may be unable to achieve profitability, each of which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Alternatives to our technology could render our systems obsolete prior to commercialization, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our micro fuel cell systems are one of a number of alternative portable power energy solutions being developed as replacements for batteries, including thin film batteries, extended life lithium batteries and other types of fuel cell technologies. Technological advances in existing battery technologies or other fuel cell technologies may render our micro fuel cell systems obsolete and this would materially adversely affect our business plans, prospects, results of operations and financial condition.

MTI Micro is dependent upon external OEMs to purchase certain of its products and integrate our DMFCs into their products. If external OEM's do not purchase and integrate our DMFCs into their products, our market will be very limited, which could have a material adverse effect on MTI's and MTI Micro's business plans, prospects, results of operations and financial condition.

To be commercially useful, certain of MTI Micro's DMFC fuel cell products must be integrated into products manufactured by original equipment manufacturers, or OEMs. We cannot guarantee that OEMs will manufacture appropriate products or, if they do manufacture such products, that they will choose to use MTI Micro's DMFC fuel cell products. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for MTI Micro's DMFC fuel cell products, which could have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

In order to achieve mass commercialization of DMFC fuel cells, customers must be able to carry methanol fuel inside the passenger compartment of commercial airlines. If current airline, FAA and international regulations do not change, passengers will be unable to carry non-dilute methanol in the passenger compartments of airplanes, which will have a material adverse effect on MTI's and MTI Micro's business plans, prospects, results of operations and financial condition.

Current airline and FAA regulations and certain international laws, regulations and treaties limit the amount and concentration of methanol that any passenger can carry aboard passenger planes. We believe that for mass commercialization of DMFC fuel cell products, these regulations must change. If these regulations do not change, it would materially adversely affect MTI Micro's ability to achieve mass commercialization of DMFC fuel cell products and have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

We may be involved in intellectual property litigation that causes us to incur significant expenses or prevents us from selling our products, which could have a material adverse effect on our business plans, prospects, results of operations and financial condition.

In recent years, hundreds of fuel cell patents have been issued worldwide. Many of these patents are broadly written and encompass basic and fundamental theories of how fuel cells should or could work. As we continue to develop our technology, our designs may infringe the patent or intellectual property rights of others. Whether our technology infringes or not, MTI Micro and our Company may become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others. We may also commence lawsuits against others who we believe are infringing upon MTI Micro's rights. Involvement in intellectual property litigation could result in significant expense to MTI Micro and our Company, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, MTI Micro and the Company may, among other things, be required to:

- pay substantial damages;

- cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

- expend significant resources to develop or acquire non-infringing intellectual property;

- discontinue processes incorporating infringing technology; or

- obtain licenses to the infringing intellectual property.

We cannot guarantee that MTI Micro or the Company would be successful in such development or acquisition or that such licenses would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business plans, prospects, results of operations and financial condition.

MTI Micro's products use potentially dangerous, flammable fuels, which could subject its business and the Company to product liability claims. Any such law suits or claims could have a material adverse effect on our business plans, prospects, results of operations and financial condition.

The sale of DMFCs exposes MTI Micro and the Company to potential product liability claims that are inherent in methanol and products that use methanol. Methanol is flammable and therefore potentially dangerous. Any accidents involving MTI Micro's products or other methanol-based products could materially impede widespread market acceptance and demand for DMFC fuel cells which could have a material adverse effect on MTI Micro's and the Company's business plans and prospects. In addition, MTI Micro may be held responsible for damages beyond the scope of its insurance coverage. We also cannot predict whether MTI Micro will be able to maintain its insurance coverage on acceptable terms. Damages beyond the scope of MTI Micro's insurance coverage or the inability to maintain insurance coverage on acceptable terms would have a material adverse impact on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

We have incurred losses and anticipate continued losses. If we do not become profitable and sustain profitability, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

As of December 31, 2003, we had an accumulated deficit of $62.433 million. For the year ended December 31, 2003, our net loss was $.559 million, which includes a net gain of $7.483 million from sales of securities available for sale, an impairment loss of $.418 million and an operating loss of $8.709 million. We expect to continue incurring net losses from operations until we can produce sufficient revenues to cover costs. In order to achieve profitability, we must successfully achieve all or some combination of the following:

- develop new products for existing markets;

- sell these products to existing and new customers;

- increase gross margins through higher volumes and manufacturing efficiencies;

- control operating expenses; and

- develop and manage distribution capability.

Furthermore, we anticipate that we will continue to incur losses until we can produce and sell our fuel cell systems on a large-scale and cost-effective basis. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future. Failure to do so will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our competitors may develop a cheaper, better product and bring that product to market faster than we can. If we do not create a competitive DMFC product or we are late to market, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

There are a number of other companies developing DMFCs. Some of our competitors may have better access to resources and capital than we do. Some of our competitors are much larger and have better access to manufacturing capacity, supply chains and distribution channels than we do. Some of our competitors may resolve technical or engineering issues before we do. Accordingly, one or more of our competitors may bring a product to market before we do. In addition, one or more of our competitors may make a better or cheaper product than we can make. Failure to get to market with the best and cheapest DMFC product before our competitors would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We have no experience manufacturing fuel cell systems on a large-scale commercial basis. If we do not secure the necessary manufacturing resources and experience, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

To date, we have focused primarily on research and development and have no experience manufacturing micro fuel cell systems on a large-scale commercial basis. We are continuing to develop our prototype manufacturing capabilities and processes. We do not know whether or when we will be able to identify an efficient, low-cost manufacturer with the capabilities and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to successfully market our fuel cell systems. Even if we are successful in identifying a manufacturer, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our distributors or customers. Failure to procure such manufacturing resources would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We may not be able to establish additional strategic relationships that we will need to complete our product development and commercialization plans. If we are unable to develop necessary strategic relationships on terms that are acceptable to us, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We believe that we will need to enter into additional strategic relationships in order to complete our current product development and commercialization plans on schedule. In particular, we may require a partner to assist us in developing manufacturing processes and to manufacture commercially viable micro fuel cell systems. If we are unable to identify or enter into a satisfactory agreement with potential partners, we may not be able to complete our product development and commercialization plans on schedule or at all, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition. We may also need to scale back these plans in the absence of a partner, which would materially adversely affect our future business plans, prospects, results of operations and financial condition. In addition, any arrangement with a strategic partner may require us to issue a material amount of equity securities to the partner or commit significant financial resources to fund our product development efforts in exchange for their assistance or the contribution to us of intellectual property. Any such issuance of equity securities would reduce the percentage ownership of our then current stockholders.

We will rely on our partners to develop and provide components for our micro fuel cell systems. If our partners do not meet our quality, quantity, reliability or schedule requirements, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We depend on third parties to supply many of the components of our fuel cell systems. A supplier's failure to develop and supply components in a timely manner, or to develop or supply components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, would harm our ability to manufacture our fuel cell systems. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources.

In addition, platinum is a key material in our micro fuel cells. Platinum is a scarce natural resource and we are depending upon a sufficient supply of this commodity. While we do not anticipate significant near or long-term shortages in the supply of platinum, any such shortages would adversely affect our ability to produce commercially viable fuel cell systems or significantly raise our cost of producing our fuel cell systems.

Our inability to deliver a commercially viable DMFC on time, or at all, will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We intend to introduce our first DMFC product to our customer, Intermec, by the end of calendar 2004. There is no assurance we will meet this goal. There may be technical or engineering challenges we have not anticipated, issues of reliability for our device, an inability for our device to be integrated into existing electronic devices, difficulties in obtaining materials or components, or problems with manufacturing or distribution, and many other problems that we have not, and perhaps could not anticipate. All of these issues could delay or prohibit release of our initial DMFC product, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Failure to achieve future product development or commercialization milestones will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We have established aggressive product development and commercialization milestones and dates for achieving development goals related to technology and design improvements. We use these milestones to assess our progress toward developing commercially viable fuel cell systems. Delays in our product development will likely have a material impact on our commercialization schedule. If we experience delays in meeting our development goals or if our micro fuel cell systems exhibit technical defects or if we are unable to meet cost, performance or manufacturing goals, including power output, useful life and reliability, our commercialization schedule will be delayed. In this event, potential purchasers of our initial commercial systems may choose alternative technologies and any delays could allow potential competitors to gain market advantages. We cannot assure you that we will successfully achieve our milestones in the future and the failure to achieve such milestones would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

If we are deemed to be an investment company and cannot find a safe harbor or exemption, and fail to register as an investment company, we may be forced to sell our interests in Plug Power, which may result in losses on such sales and unintended tax consequences.

Our securities available for sale constitute investment securities under the Investment Company Act of 1940. In general, a company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions and exemptions. Investment companies are subject to registration under, and compliance with, the Investment Company Act unless a particular exemption or safe harbor provision applies. If we were to be deemed an investment company, we would become subject to the requirements of the Investment Company Act. As a consequence, we would be prohibited from engaging in certain businesses or issuing certain securities, certain of our contracts might be voidable, and we might be subject to civil and criminal penalties for noncompliance.

Until 2001, we qualified for a safe harbor exemption under the Investment Company Act based upon the level of our ownership of shares of Plug Power and our influence over its management or policies. However, since we began selling shares of Plug Power, this safe harbor exemption is no longer available.

On December 3, 2001, we made an application to the SEC requesting that they either declare that we are not an investment company because we are primarily engaged in another business or exempt us from the provisions of the Investment Company Act. The Company amended this application on October 20, 2003. This application is pending. If our application is not granted, we will have to find another safe harbor or exemption that we can qualify for, which may include a one year safe harbor granted by the Investment Company Act, or become an investment company subject to the regulations of the Investment Company Act.

If we were deemed to be an investment company and could not find another safe harbor or exemption and failed to register as an investment company, the SEC could require us to sell our interests in Plug Power, until the value of these securities is reduced below 40% of total assets. This could result in sales of our securities in quantities of shares at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these sales. Further, we may be unable to sell some securities due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when selling assets.

Our stock price may fluctuate as the value of Plug Power's share price fluctuates. Such price fluctuations may cause an investor to lose some or all of their investment.

A primary asset of the Company is the shares of Plug Power common stock it owns. As of March 10, 2004, the Company owned 5,693,227 shares of common stock in Plug Power, which is a publicly traded company. Pursuant to our agreement with Fletcher, we deposited 3,000,000 shares of Plug Power common stock in escrow to satisfy our potential obligation to sell such shares to Fletcher. The number of shares Fletcher may purchase and the exercise price therefore are subject to fluctuation based on the market price of our common stock and the market price of Plug Power stock. Accordingly, Fletcher may, in certain instances, purchase shares of Plug Power common stock at a price below the fair market value of such shares. The market price and valuations of the Plug Power common stock may fluctuate due to market conditions and other conditions over which the Company has no control. Fluctuations in the market price and valuations of Plug Power's common stock may result in fluctuations in the market price of the Company's common stock which could result in the loss of part or all of a stockholder's investment.

We are partially dependent on the success of Plug Power, which is in the developmental stage. There is no assurance Plug Power will be successful. Plug Power's failure may have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our success is partially dependent on the success of Plug Power. Plug Power, a developer of on-site electric power generation systems utilizing Proton Exchange Membrane, has stated that it is a development stage company and it does not know when or whether it will successfully complete research and development of commercially viable on-site energy products. If Plug Power is unable to develop commercially viable on-site energy products, it will not be able to generate sufficient revenue to become profitable. There is no assurance Plug Power will successfully develop a commercial product, or if it does, that it will do so in the time frames predicted. Plug Power's failure to successfully develop a commercial product could have a material adverse effect on our business plans, prospects, results of operations and financial condition.

If we are not successful in protecting our patents and intellectual property, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Patent and trade secret rights are of material importance to us. No assurance can be given as to the issuance of patents or, if so issued, as to their scope. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, or our portfolio companies, it would be costly to pursue an enforcement action and would divert funds and resources which otherwise could be used in operations. Furthermore, there can be no assurance that an enforcement action would be successful.

In addition to our patent rights, we also rely on treatment of our technology as trade secrets and upon confidentiality agreements. These agreements may be breached, and we may not have adequate remedies for any breach. Our inability to obtain patents, as well as to protect and enforce any patents that are issued as well as trade secrets, could have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our inability or failure to manage change effectively may have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We continue to undergo rapid change in the scope and breadth of our operations as we advance the development of our micro fuel cell products. Such rapid change is likely to place a significant strain on our senior management team and other resources. We will be required to make significant investments in our engineering, logistics, financial and management information systems and to motivate and effectively manage our employees. Our business plans, prospects, results of operations and financial condition could be harmed if we encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid change.

The sale of a substantial amount of our common stock in the public market could materially decrease the market price of our common stock.

As of March 10, 2004, First Albany Corporation owns approximately 10.25% percent of our outstanding common stock and is a party to a lock-up agreement that prohibits it from selling its shares of our stock. This lockup agreement expires on December 20, 2004, and upon such expiration, these shares have the potential to be publicly traded, perhaps in large blocks. In addition, we agreed as part of the private placement with Fletcher to register for resale through this prospectus shares of our common stock owned by Fletcher or which Fletcher may acquire in the future. If a substantial amount of our common stock were sold in the public market, or even targeted for sale, this could have a material adverse effect on the market price of our common stock and our ability to sell common stock in the future.

Our share price could be subject to extreme price fluctuations, and shareholders could have difficulty trading shares.

The markets for high technology companies in particular have been volatile, and the market price of our common stock, which is traded on The Nasdaq National Market under the symbol MKTY, has been and may continue to be subject to significant fluctuations. Fluctuations could be in response to operating results, announcements of technological innovations or new products by us, Plug Power, or by our competitors, patent or proprietary rights developments, and market conditions for high technology stocks in general. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of our common stock and the ability of stockholders to dispose of our common stock.

General economic conditions may affect investors' expectations regarding our financial performance and adversely affect our stock price, which may result in a material adverse effect on our business plans, prospects, results of operations and financial condition.

Certain industries in which we sell and intend to sell products, such as the energy and semiconductor industries, are highly cyclical. In the future, our results may be subject to substantial period-to-period fluctuations as a consequence of the industry patterns of our customers, general or regional economic conditions, and other factors. These factors may also have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Current shareholders may be diluted as a result of additional financings.

If we raise additional funds through the sale of equity or convertible debt securities in either the Company or MTI Micro, current shareholders' percentage ownership will be reduced. In addition, these transactions may dilute the value of common stock outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot assure you that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We are dependent on continued government funding for new energy research and development and instrumentation product sales. The loss of such contracts and inability to obtain additional contracts may have a material adverse effect on our business plans, prospects, results of operations and financial condition.

A large portion of revenues at MTI Instruments and MTI Micro for the next several years may come from government contracts. The loss of such contracts and the inability to obtain additional contracts could materially adversely affect our results of operations and financial condition.

The loss of key employees may have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our success will depend, in large part, upon our ability to attract, motivate and retain highly qualified scientists and engineers, as well as highly skilled and experienced management, sales and technical personnel. Competition for these personnel is intense, and there can be no assurance that we will be successful in attracting, motivating or retaining key personnel. Our success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Forward-Looking Statements

This prospectus, any prospectus supplement and the documents we have filed with the Securities and Exchange Commission that are incorporated by reference into this prospectus and any prospectus supplement contain forward-looking statements that involve risks and uncertainties. Any statements contained, or incorporated by reference, in this prospectus or any prospectus supplement that are not statements of historical fact may be forward-looking statements. When we use the words "anticipates," "plans," "expects," "believes," "should," "could," "may," "will" and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others:

  our need to raise additional financing;
  Fletcher's decision whether to exercise its additional investment rights and the price at which Fetcher purchases shares;
  risks related to developing direct methanol micro fuel cells, or DMFCs, and whether we will ever successfully develop commercially viable DMFCs;

- market acceptance of DMFCs;

- the potential for early termination of our agreement with Gillette and its Duracell division;

- our inability, or Gillette's inability, to develop DMFCs or fuel refills on our planned schedule;

- our dependence on OEMs integrating DMFCs into their devices;

- the need for current regulations to change to permit methanol to be carried onto airplanes for DMFCs to achieve mass market commercialization;

- risks related to the flammable nature of methanol as a fuel source;

- intense competition in the DMFC and instrumentation businesses;

- our dependence on the success of Plug Power Inc.;

- risks related to protection and infringement of intellectual property;

- our history of losses;

- the historical volatility of our stock prices;

- the risk we may become an inadvertent investment company;

- general market conditions; and

- other factors referred to under the caption "Risk Factors" above.

Except as may be required by applicable law, we do not undertake or intend to update or revise our forward-looking statements, and we assume no obligation to update any forward-looking statements contained in, or incorporated by reference into, this prospectus or any prospectus supplement as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Use of Proceeds

We will receive no proceeds from the sale of the shares by the selling security holders, but we will receive the exercise price if Fletcher exercises its additional investment rights to obtain additional shares of our common stock, unless its exercise is effected on a net exercise basis. We will pay certain expenses related to the registration of the shares of common stock.

Selling Security holders

The shares of our common stock that are being registered for resale under this prospectus were issued in, or may be issued pursuant to, the private placement transaction with Fletcher in January 2004 that was exempt from the registration requirements of the Securities Act of 1933. Such shares are, or if and when issued, will be, "restricted securities" under the Securities Act prior to effectiveness of this registration statement.

The selling security holders may from time to time offer and sell pursuant to this prospectus the respective number of shares of our common stock as are set forth opposite their names in the table below. The following table sets forth the name of each selling security holder and the following information, based on information they have provided to us, as of March 10, 2004:

- the number of shares of our common stock beneficially owned by each selling security holder;

- the maximum number of shares which may be offered for sale by such selling security holder under this prospectus;

- the number of shares beneficially owned by each selling security holder, assuming all such shares are sold; and

- the percentage of our outstanding common stock beneficially owned by such selling security holder.

The selling security holders may offer all, some or none of the common stock shown in the table. Because the selling security holders may offer all or some portion of the common stock, we have assumed for purposes of completing the last two columns that all shares of common stock offered hereby will have been sold by the selling security holders upon termination of sales pursuant to this prospectus.

Name of Selling Security holder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Hereby	Common Stock Beneficially Owned After Completion of the Offering	Percentage of Outstanding Common Stock Beneficially Owned After Completion of the Offering
Fletcher International, Ltd.	2,699,786 (1)	6,384,790 (1)(2)	0	0%

(1) Represents the 1,418,842 shares of common stock purchased by Fletcher in the January 2004 private placement and 1,280,944 shares of common stock that Fletcher may acquire pursuant to the exercise of its additional investment rights acquired in connection with the January 2004 private placement. Pursuant to a contractual limitation, Fletcher may not acquire any shares of common stock pursuant to exercises of additional investment rights without first providing us sixty-five days notice of such exercise if such exercise would result in Fletcher beneficially owning more than 9.25% of the total outstanding number of shares of our common stock.

Includes shares held in one or more accounts managed by Fletcher Asset Management, Inc.

("FAM") for Fletcher. FAM is an investment adviser to Fletcher and is registered under Section

203 of the Investment Advisors Act of 1940, as amended. An investment advisory agreement between FAM and Fletcher gives FAM the authority to vote and dispose of the securities in these accounts. By reason of the provisions of Rule 13d-3 under the Securities Exchange Act of 1934,

Fletcher and FAM may each beneficially own the securities registered under the registration statement of which this prospectus is a part. Additionally, by virtue of Alphonse Fletcher, Jr.'s position as chairman and chief executive officer of FAM, Mr. Fletcher may have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of,

these securities. For these reasons, Mr. Fletcher may also be a beneficial owner of these securities.

(2) Includes 4,965,948 shares of our common stock that may be issued to Fletcher from time to time (A) prior to December 31, 2006 upon the exercise of additional investment rights we granted to Fletcher in connection with the private placement transaction with Fletcher, as this period may be extended pursuant to the terms of the additional investment rights and our agreement with Fletcher, and (B) pursuant to our agreement with Fletcher, upon the occurrence of restatements, certain equity issuances, a change in control transaction and other events specified in the agreement.

None of the selling security holders has had any material relationship with us or our affiliates within the past three years.

Plan of Distribution

The selling security holders, their affiliates and their successors, which term includes their transferees, pledgees or donees or their successors in interest, may offer and sell, from time to time, our common stock directly to purchasers (including pledgees) or through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire shares as principals, who will act independently of us in making decisions with respect to the timing, manner and size of each sale, and who may receive compensation in the form of discounts, concessions or commissions from the respective selling security holders or the purchasers. Any shares sold through underwriters may be resold at different times in one or more transactions, including negotiated transactions, at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed to be paid to dealers may be changed at different times. Such discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be usual and customary or specifically negotiated in connection with their sales. Such sales may be effected in transactions:

  which may involve crosses or block transactions,
  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale,

  in the over-the-counter market,
  otherwise than on such exchanges or services or in the over-the-counter market, through the writing of options, whether such options are listed on an options exchange or otherwise, through a block trade in which the broker-dealer so engaged may sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, through a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account, involving an ordinary brokerage transaction or a transaction in which the broker-dealer solicits purchasers, that are privately negotiated,
  by pledge to secure debts or other obligations,
  to cover hedging transactions (other than "short sales" (as defined in Rule 3b-3 under the Securities Exchange Act of 1934)) made pursuant to this prospectus, through an underwritten offering, or
  through a combination of the above methods of sale.

At the time a particular offering of our common stock is made, if required, a supplement to this prospectus or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of common stock being offered, the names of the selling security holders, the respective purchase prices and public offering prices, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, that such broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus and other facts material to the transaction. Each broker-dealer that receives the common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus and any prospectus supplement in connection with any sale of common stock. If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution.

In addition, upon receiving notice from a selling security holder that a donee, pledgee or transferee or other successor-in-interest intends to sell shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the transferee.

In connection with the January 2004 private placement transaction, we have agreed with the selling security holder to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the later of (a) the second anniversary of the issuance of the last share that may be issued, or (b) such time as all shares issued or issuable to the selling security holder can be sold by the selling security holder or its affiliates within a three-month period without compliance with the registration requirements of Rule 144 of the Securities Act of 1933; or (2) the date that all shares covered by the registration statement have been sold by the selling security holder or its affiliates.

The aggregate proceeds to the selling security holders from the sale of our common stock offered by them hereby will be the purchase price of such shares of common stock less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering, but we will receive the exercise price if Fletcher exercises its additional investment rights to obtain additional shares of common stock, unless such exercise is effected on a net exercise basis.

Our outstanding common stock is included for quotation on the Nasdaq National Market.

In order to comply with the securities laws of certain jurisdictions, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Selling security holders who are deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. We will make copies of this prospectus available to the selling security holders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares. Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by the selling security holders or any purchaser relating to the purchase or sale of the common stock under this prospectus shall be treated as an admission that any of them is an underwriter within the meaning of the Securities Act of 1933 relating to the sale of any shares. In connection with the January 2004 private placement transaction, the selling security holders have agreed not to engage in "short sales" (as defined in Rule 3b-3 of the Exchange Act) of common stock; however, selling security holders are not prohibited from engaging in any transaction in any stock index, portfolio or derivative in which the common stock is a component. Further, the selling security holders may (1) enter into transactions with brokers, dealers or others, who in turn may engage in sales, including short sales, of the shares in the course of hedging the positions they assume, (2) deliver shares to close out hedging transactions or derivative security positions or (3) loan shares to brokers, dealers or others that may in turn sell such shares. The brokers, dealers or others referred to in (1) above may engage in those transactions referred to in (1), (2) or (3) above through this prospectus. The selling security holders may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer of the shares. The broker-dealer or other financial institution may then resell or transfer these shares through this prospectus. The selling security holders may also loan or pledge theirs shares to a broker-dealer or other financial institution. The broker-dealer or financial institution may sell the shares which are loaned or pursuant to a right to rehypothecate while pledged, or upon a default, the broker-dealer or other financial institution may sell the pledged shares by use of this prospectus. The broker-dealer or other financial institution may use shares pledged by the selling security holders or borrowed from the selling security holders or other to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling security holders in settlement of those derivatives to close out any related open borrowings of shares.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 or any other available exemption rather than pursuant to this prospectus. There is no assurance that any selling security holder will sell any or all of the common stock described herein, and any selling security holder may transfer, devise or gift such securities by other means not described in this prospectus.

We entered into an agreement for the benefit of the selling security holders to register their common stock under applicable federal and state securities laws under particular circumstances and at specified times. We will pay all of our expenses, and the selling security holders will pay all of their expenses, incident to the offering and sale of the common stock.

We also have agreed to indemnify the selling security holders from certain damages or liabilities arising out of or based upon any untrue or alleged untrue statement of a material fact contained in, or material omission or alleged omission from, the registration statement of which this prospectus is a part, except to the extent the untrue or alleged untrue statement or omission or alleged omission was made in reliance upon written information furnished for inclusion herein by such selling security holders. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of common stock and activities of the selling security holders.

Legal Matters

The validity of the common stock being offered hereby will be passed upon for us by Wilmer Cutler Pickering LLP, New York, New York.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Mechanical Technology Incorporated for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance with its requirements file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected, and copies of these materials may be obtained upon payment of the prescribed fees, at the SEC's Public Reference Room, 450 Fifth Street, Suite 1300, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the Public Reference Room. In addition, we are required to file electronic versions of these materials with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus and any prospectus supplement are part of that registration statement, but do not contain all of the information set forth in the Registration Statement and the exhibits and the schedules to the Registration Statement. For further information with respect to us and our common stock, you should read the Registration Statement, including its exhibits and schedules. Statements contained in this prospectus and any prospectus supplement, including documents that we have incorporated by reference, as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the corresponding exhibit. Copies of the Registration Statement and its exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the SEC's Public Reference Room, at the address listed above, or via the EDGAR database.

Incorporation of Information Filed With the SEC

The SEC allows us to incorporate by reference information into this prospectus and any prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any prospectus supplement, except for any information superseded by information contained directly in this prospectus and any prospectus supplement. This prospectus and any prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

Our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 10, 2004;

Our Current Report on Form 8-K, filed with the SEC on January 27, 2004;

Our Current Report on Form 8-K/A, filed with the SEC on January 16, 2004;

Our Form 10, dated on or about February 20, 1973, with respect to our common stock.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and any prospectus supplement and prior to the completion of this offering of our common stock will be deemed to be incorporated by reference into this prospectus and any prospectus supplement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus and any prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained in this prospectus and any prospectus supplement, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus and any prospectus supplement, modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and any prospectus supplement.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus and any prospectus supplement. Prospective investors may obtain documents incorporated by reference in this prospectus and any prospectus supplement by requesting them in writing or by telephone from us at our executive offices at 431 New Karner Road, Albany, New York 12205, telephone number (518) 533-2200, Attention: Dale W. Church.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Except for the SEC registration fee and the Nasdaq listing fee, all expenses are estimated. All such expenses will be paid by the Registrant.

Registration Fee -- Securities and Exchange Commission	$ 5,517.06
Nasdaq Listing Fee	45,000.00
Accountants' fees and expenses	28,025.00
Legal fees and expenses	20,000.00
Printing and engraving expenses	4,000.00
Miscellaneous	5,000.00
Total	$107,542.06

Item 15. Indemnification of Directors And Officers.

Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the New York Business Corporation Law.

Under provisions of Mechanical Technology's Amended and Restated Certificate of Incorporation, Mechanical Technology shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, proceeding or suit (including one by or in the right of Mechanical Technology to procure a judgment in its favor), whether civil or criminal, by reason of the fact that he, his testator or interstate is or was a director or officer of Mechanical Technology, or is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Mechanical Technology, against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, actually incurred as a result of or in connection with any such action, proceeding or suit, or any appeal therefrom, if such director or officer acted in good faith for a purpose which he reasonably believed to be in or not opposed to the best interests of Mechanical Technology, and, in criminal actions or proceedings, in which he had no reasonable cause to believe that his conduct was unlawful; provided, however, that no indemnification shall be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

The directors and officers of Mechanical Technology are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act that might be incurred by them in such capacities.

Item 16. Exhibits

Exhibit Number	Description of Exhibit

5.1	Opinion of Wilmer Cutler Pickering LLP
23.1	Consent of PricewaterhouseCoopers LLP (regarding the Registrant)
23.3	Consent of Wilmer Cutler Pickering LLP (included in exhibit 5.1)
24.1	Power of Attorney (included on the signature pages to this Registration Statement).

Item 17. Undertakings

The undersigned registrant does hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has been registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant's annual report pursuant to Section 13(a) or Section

15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of New York, on March 11, 2004.

MECHANICAL TECHNOLOGY INCORPORATED

s/ Dale W. Church

Dale W. Church

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose names appear below constitute and appoint Dale W. Church and Cynthia A. Scheuer, and each of them, his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney in fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Capacity	Date
s/ Dale W. Church Dale W. Church	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 11, 2004

s/ Cynthia A. Scheuer Cynthia A. Scheuer	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 11, 2004

s/ Edward A. Dohring Edward A. Dohring	Director	March 11, 2004

29

s/ David B. Eisenhaure David B. Eisenhaure	Director	March 11, 2004

s/ E. Dennis O'Connor E. Dennis O'Connor	Director	March 11, 2004

s/ Dr. Walter L. Robb Dr. Walter L. Robb	Director	March 11, 2004

s/ Dr. Beno Sternlicht Dr. Beno Sternlicht	Director	March 11, 2004

s/ Steven N. Fischer Steven N. Fischer	Director	March 11, 2004

INDEX TO EXHIBITS
Exhibit Number	Description of Exhibit

5.1	Opinion of Wilmer Cutler Pickering LLP
23.1	Consent of PricewaterhouseCoopers LLP (regarding the Registrant)
23.3	Consent of Wilmer Cutler Pickering LLP (included in exhibit 5.1)
24.1	Power of Attorney (included on the signature pages to this Registration Statement).

___________________

All schedules have been omitted because they are not required or because the required information is given in the Financial Statement or Notes thereto.